AMENDMENT NO. 1 TO
PRICING SUPPLEMENT NUMBER 13                    Filed Under Rule
(To Prospectus dated January 11, 1995)          424(b)(2) and 424(c)
CUSIP 71345L CY-2                               File No. 33-57181




                              $25,000,000


                             PEPSICO, INC.



            6.65% Callable Debt Securities Due June 6, 2000
                     Interest Payable Semiannually
                        _______________________


Underwriter:  Bear, Stearns & Co. Inc.

Initial Offering Price:  100.00%

Underwriter's Discount:  0.30%

Currency:  U. S. Dollars

Date of Issue:  June 6, 1995

Issuance form:  Book entry

Scheduled Maturity Date:  June 6, 2000

Coupon: 6.65% per annum

Day count basis:  30/360

Interest Accrual Date: June 6, 1995, or the most recent date for which interest has been paid or provided for, as the case may be. Interest will accrue from each Interest Accrual Date to but excluding the next succeeding Interest Payment Date.

Interest Payment Dates: Semiannually on the 6th of December and June, commencing December 6, 1995 and ending on the Scheduled Maturity Date or an earlier Optional Redemption Date. If any Interest Payment Date falls on a date that is not a Business Day, such Interest Payment Date will be the next succeeding Business Day with no additional interest accruing.

Principal Payment Dates:  Scheduled Maturity Date, or an earlier
Optional Redemption Date

Business Days:  New York

Calculation Agent:  PepsiCo, Inc.

Optional Redemption Dates: The 6.65% Callable Debt Securities Due June 6, 2000 may be redeemed, in whole but not in part, at the option of PepsiCo, at 100% of the principal amount thereof, plus accrued interest to the date of such redemption, on June 6, 1997, or on any subsequent Interest Payment Date prior to the Scheduled Maturity Date, upon 15 days' written notice by PepsiCo to the holders of such Notes.

Option to elect prepayment:  None

Sinking fund:  Not applicable

Settlement Date:  June 6, 1995

The 6.65% Callable Debt Securities Due June 6, 2000 will be purchased by the Underwriter at 99.70% of their principal amount, and will be initially offered to the public at 100.00% of their principal amount (the "Initial Offering Price"). The Underwriter has advised PepsiCo that it intends to offer all or part of the 6.65% Callable Debt Securities Due June 6, 2000 directly to the public initially at the Initial Offering Price of such Debt Securities. After the 6.65% Callable Debt Securities Due June 6, 2000 are released for sale to the public, the offering price and other selling terms may be varied by the Underwriter from time to time.

For U.S. federal income tax purposes, the 6.65% Callable Debt
Securities Due June 6, 2000 will be treated as Fixed Rate Debt
Securities, issued without OID. This treatment is consistent with the applicable provisions of the Internal Revenue Code of 1986, as amended, and the final OID regulations, which are generally effective for debt instruments issued on or after April 4, 1994.


                      ____________________________

                       Bear, Stearns & Co. Inc.
                      ____________________________

June 1, 1995